Exhibit 10 (ii)(k)

FIRST AMENDMENT TO
PURCHASE AND SALE CONTRACT

            THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “First Amendment”) is made and entered into this 3rd day of June, 2009 (the “First Amendment Date”), by and among SHELTER PROPERTIES V LIMITED PARTNERSHIP, a South Carolina limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”) and PENNSYLVANIA REALTY GROUP, INC., a Pennsylvania corporation, having a principal address at 2701 E. Luzerne Street, Philadelphia, Pennsylvania 19137 (“Purchaser”).

RECITALS:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract dated May 1, 2009 (“Contract”), for certain real property situated in the County of Wake, State of North Carolina, commonly known as Lake Johnson Mews, and more specifically described in the Contract (the "Property"); and

            WHEREAS, Seller and Purchaser desire to amend the Contract on the terms and conditions set forth below.

AGREEMENT:

            NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to amend the Contract as follows:

1.                  Credit Against the Purchase Price.  Seller acknowledges and agrees that, at the Closing, Purchaser shall receive a $60,000.00 credit (the “Credit”) against the Purchase Price.  The Credit is given in response to, and in complete satisfaction of, any and all objections raised by Purchaser during the Feasibility Period, including, without limitation, any objections relating to the condition of storm water drains and catch basins at the Property.

2.                  Feasibility Period.  The Feasibility Period under the Contract expired for all purposes under the Contract on June 1, 2009.  Purchaser has waived its right to further object (pursuant to Sections 3.2 or 4.3 of the Contract or otherwise) to any matter concerning the Title Documents, the Survey, the Property Contracts, the Leases, the Miscellaneous Property Assets, the physical condition of the Property, or otherwise with respect to the Property; provided, however, that the foregoing waiver shall not waive any of Purchaser's express rights under the Contract which are applicable to or arise during the time period following expiration of the Feasibility Period.  Purchaser agrees that Seller has made all required deliveries required under the Contract and performed all of Seller's required obligations under the Contract through the date hereof.  Purchaser agrees that Purchaser's right to terminate the Contract under Section 3.2 of the Contract is permanently waived, the Deposit is non-refundable under all circumstances except as provided in the Contract, and Purchaser's obligation to purchase the Property shall be conditional only as provided in Section 8.1 of the Contract.

3.                  Closing Date.    Section 5.1 of the Contract is hereby amended and restated in its entirety as follows:

"5.1      Closing Date.  The Closing shall occur at the time set forth in Section 2.2.4 on the date that is the earlier of (a) 5 days after the Lender's approval of the Loan Assumption and Release, or (b) July 30, 2009 (the earlier of the foregoing (a) and (b) referred to herein as the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with the Loan Assumption and Release.  Further, the Closing Date may be extended without penalty at the option of Seller to a date following the Closing Date specified in the first sentence of this paragraph above, but in no event later than October 1, 2009, (or, if applicable, as extended by Seller pursuant to the second sentence of this paragraph) in order to finalize the drafting with Lender and Lender's counsel of all documents necessary or desirable to accomplish the Loan Assumption and Release.

            Provided that Purchaser is not in default under this Contract, Purchaser shall be permitted a one-time 30-day extension of the Closing Date specified in the first sentence of this Section 5.1, by (i) delivering written notice to Seller no later than 3 days prior to the scheduled Closing Date (the "Purchaser Extension Deadline") and (ii) simultaneously with such notice to Seller, delivering to Escrow Agent the amount of $50,000.00, which amount when received by Escrow Agent shall be added to the Deposit hereunder and shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit."

4.                  Ratification of Contract.  All terms and provisions of the Contract not specifically modified or amended by this First Amendment shall remain in full force and effect, and the Contract, as expressly modified herein, is hereby ratified, confirmed and approved in all respects by the parties hereto.

5.                  General Provisions.  The following provisions shall apply with respect to this First Amendment:

(a)                Capitalized terms used, but not otherwise defined, herein shall have the same meaning as ascribed to such terms in the Contract.

(b)               In the event of any conflict between the Contract and this First Amendment, the terms and conditions of this First Amendment shall control.

(c)                This First Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement.  Executed copies hereof may be delivered by telecopier or electronic mail and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

            NOW, THEREFORE, the parties hereto have executed this First Amendment as of the First Amendment Date.

SELLER:

SHELTER PROPERTIES V LIMITED PARTNERSHIP,

a South Carolina limited partnership

By:       SHELTER REALTY V CORPORATION,

            a South Carolina corporation,

            its corporate general partner

            By:       /s/Brian J. Bornhorst

            Name:  Brian J. Bornhorst

            Title:     Vice President

PURCHASER:

PENNSYLVANIA REALTY GROUP, INC.,

a Pennsylvania corporation

By:       /s/Jon Goodman

Name:  Jon Goodman

Title:     President